EXHIBIT 99.1

PCX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

Board of Directors

PCX Holdings, Inc.

We have audited the accompanying consolidated balance sheet of PCX Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, shareholders’ equity, total comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, California
May 20, 2005

PCX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004 (In thousands, except share amounts)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents (including resale agreements of $11,829)	$11,978
Restricted cash	17,179
Investment in Archipelago common stock, available-for-sale	34,504
Receivable from Archipelago for SEC fees	6,389
Deferred income taxes	6,026
OTP receivables	5,217
Communication and other receivables	1,738
Prepaid expenses	1,387
Income taxes receivable	912
Other current assets	34

Total current assets	85,364

Property and equipment—net	28,978
Deferred income taxes	24,757
Deposits	1,355
Investment in The Options Clearing Corporation	333

TOTAL ASSETS	$140,787

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$12,007
Payable for SEC fees	23,554
Deferred revenues	22,027
OTP funds payable to others	1,368
Capital lease obligations	1,489
Other liabilities	261

Total current liabilities	60,706

Deferred revenues	17,026
Deferred income taxes	25,243
Capital lease obligations	1,919
DTCC deposit received from Archipelago	1,080
Other liabilities	1,644

Total liabilities	107,618

Commitments and contingencies (Note 15)

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value,1,000,000 shares authorized, 570,830 issued and 560,830 outstanding	6
Additional paid-in-capital	25,777
Accumulated deficit	(1,870)
Treasury stock, $0.01 par value, 10,000 shares	(1,189)
Unamortized stock based compensation	(769)
Accumulated other comprehensive income	11,214

Total shareholders’ equity	33,169

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$140,787

See notes to consolidated financial statements.

PCX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004 (In thousands)

REVENUES:
Transaction fees and data service charges	$33,542
Archipelago revenue:
Original consideration amortization	13,620
Regulatory oversight	2,836
Regulatory and registration fees	9,874
OTP, member and participant dues	3,255
Communications	3,770
Peripheral equipment and market data fees	116
Other	2,762

Total revenues	69,775

EXPENSES:
Compensation and other employee expenses	30,585
Depreciation and amortization	13,002
Facilities	5,238
Professional services	4,383
Communications	3,386
Equipment	3,721
Outside data processing services	2,637
Travel expenses	600
Loss on disposition of fixed assets	89
Change in estimate–class action lawsuit	18
General and administrative expenses	6,974

Total expenses	70,633

LOSS FROM OPERATIONS	(858)

OTHER INCOME (EXPENSE):
Interest expense	(60)
Equity in net income of Archipelago	2,299

INCOME BEFORE PROVISION FOR INCOME TAXES	1,381

PROVISION FOR INCOME TAXES	1,027

NET INCOME	$354

See notes to consolidated financial statements.

PCX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004 (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,002
Deferred income taxes	2,014
Loss on disposition of assets	89
Amortization of deferred Archipelago revenue	(13,620)
Equity in net income of Archipelago	(2,299)
Stock incentive plan	745
Changes in:
OTP receivables	(112)
Communication and other receivables	365
Prepaid expenses, deposits, and other current assets	(14)
Income taxes receivable	(912)
Receivable from Archipelago for SEC fees	28,353
Payable for SEC fees	(11,188)
Restricted cash payable for SEC fees	(17,179)
Accounts payable and accrued liabilities	2,611
Deferred revenue	1,120
OTP funds payable to others	(253)
Other liabilities	479

Net cash provided by operating activities	3,555

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, furniture, and leasehold improvements	(2,147)
Capitalized costs of developing software for internal use	(4,371)
Cash distribution from Archipelago	1,015

Net cash used in investing activities	(5,503)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under capital lease obligations	(995)

Net cash used in financing activities	(995)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,943)

CASH AND CASH EQUIVALENTS—Beginning of year	14,921

CASH AND CASH EQUIVALENTS—End of year	$11,978

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$168
Income taxes	25

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital lease obligations incurred for the purchase of new equipment	3,214

See notes to consolidated financial statements.

PCX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2004 (In thousands)

				Additional		Unamortized	Accumulated Other
	Members’	Common	Treasury	Paid In	Accumulated	Stock Based	Comprehensive
	Equity	Stock	Stock	Capital	Deficit	Compensation	Income	Total

BALANCE - January 1, 2004	20,856	—	—	—	—	—	—	20,856

Net income from January 1, 2004 to June 14, 2004	2,224	—	—	—	—	—	—	2,224

Demutualization on June 14, 2004	(23,080)	5	(1,189)	24,264	—	—	—	—

Shares and stock options issued under stock-based compensation plan	—	1	—	1,100	—	(1,101)	—	—

BALANCE - June 14, 2004	—	6	(1,189)	25,364	—	(1,101)	—	23,080

Net loss from June 15, 2004 to December 31, 2004	—	—	—	—	(1,870)	—	—	(1,870)

Shares and stock options issued under stock-based compensation plan	—	—	—	413	—	(413)	—	—

Amortization of stock based compensation awards	—	—	—	—	—	745	—	745

Unrealized gain on investment in Archipelago common stock - available-for-sale (net of tax of $7,424)	—	—	—	—	—	—	11,214	11,214

BALANCE—December 31, 2004	$—	$6	$(1,189)	$25,777	$(1,870)	$(769)	$11,214	$33,169

See notes to consolidated financial statements.

PCX HOLDINGS,INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF TOTAL COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2004 (In thousands)

NET INCOME	$354

OTHER COMPREHENSIVE INCOME:
Unrealized gain on investment in Archipelago common stock, available-for-sale (net of tax of $7,424)	11,214

TOTAL COMPREHENSIVE INCOME	$11,568

See notes to consolidated financial statements.

PCX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

1.                      ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business—PCX Holdings, Inc. (the “Company”) is a Delaware corporation that was newly formed as a parent company for the Pacific Exchange, Inc. (the “PCX”), and other subsidiaries in connection with a demutualization transaction that was effective June 14, 2004. The demutualization transaction created PCX Holdings, Inc. a Delaware corporation and also converted the PCX, the predecessor entity to PCX Holdings, Inc., a Delaware not-for-profit membership corporation, into a subsidiary of PCX Holdings, Inc. As a result of the demutualization, each of the previously outstanding memberships of the PCX was exchanged for (i) 1,000 shares of PCX Holdings common stock and (ii) one new option trading permit (OTP) on the reorganized PCX. The new option trading permit is a non-transferable option trading right, which can be used to trade options at the PCX. The Company has two other wholly owned subsidiaries, Pacific Clearing Corporation (“PCC”), incorporated in the State of California and PCX Equities, Inc. (“PCXE”), incorporated in Delaware.

The PCX is a registered securities exchange, where trading permit holders interact in an auction market to buy and sell securities (equities securities and options contracts). PCX provides its option trading permit holders with the facilities, systems and products for trading. As a self-regulatory organization (“SRO”), the PCX regulates the activities of its equities and options trading permit holders. As of March 21, 2002, a subsidiary of Archipelago Holdings, Inc. (“Archipelago”) began trading equities under the PCX’s regulatory oversight auspices, as a facility of the PCX. Archipelago’s primary business activity includes the operation of the Archipelago Exchange, an all-electronic stock market trading in NYSE, NASDAQ, AMEX, and PCX listed stocks (see Note 2).

Basis of Presentation—The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America. The financial statements include the accounts of the Company and its wholly owned subsidiaries: PCX, PCXE and PCC. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for litigation, stock-based compensation, income taxes, capitalized internal use software development costs, the estimated life of the Archipelago agreement, and the useful lives of property, equipment and software.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Investments, which consist of collateralized resale agreements that are recorded at cost, which approximates market value (see Note 14).

Restricted Cash—As of December 31, 2004, restricted cash included $17.2 million in funds owed to the Securities Exchange Commission (“SEC”) related to trading on the Archipelago Exchange (see Note 2). These funds are segregated in a restricted account and not utilized in the Exchange’s business and accordingly the funds are shown as restricted.

Financial Instruments—The Financial Accounting Standards Board Pronouncement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The statement provides for a variety of different valuation methods, levels of aggregation, and assessments of practicability of estimating fair value. Due to their short term nature, the Company’s financial instruments which include cash and cash equivalents, receivable from Archipelago for SEC fees, OTP receivables, communication and other receivables, certain accounts payable and accrued liabilities and OTP funds payables to others are carried at amounts which approximate fair value.

Property and Equipment, Net—Property and equipment are stated at cost, less allowances for depreciation and amortization. Depreciation and amortization are calculated utilizing the straight-line method over the estimated useful lives of the assets, or lease terms, whichever is shorter (see Note 6).

The following table summarizes the estimated useful lives over which significant assets are generally depreciated or amortized:

Software	3–5 years
Information system equipment	3–5 years
Furniture, fixtures, and equipment	5–8 years
Leasehold improvements	Life of asset or the remaining term of lease, whichever is shorter

Where different depreciation methods or lives are used for tax purposes, deferred income taxes are recorded.

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals, and improvements which significantly extend the useful lives of existing property and equipment, are capitalized and depreciated. Software and certain costs incurred for purchasing or developing software for internal use are capitalized, then amortized on a straight-line basis over an estimated useful life of 3-5 years. Fully depreciated assets are retained in property and accumulated depreciation accounts until removed from service. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the period.

Revenue Recognition—Transaction fees and data service charges relate to trades executed or cleared through PCX and its subsidiaries and are recorded on a trade date basis. Regulatory and registration fees include agent annual registration and new application and transfer fees from parties that have options or equities trading privileges on PCX or PCXE respectively. These fees are billed and collected by the National Association of Securities Dealers and remitted to PCX. The annual registration fee is billed annually in advance and remitted to PCX before the start of the effective year, and deferred and recognized ratably over the course of the year. New registrations and transfer applications fees are remitted monthly to PCX and recognized in the year received. OTP, Member and participant dues include membership dues and participant fees billed at the end of each month. Such amounts are recognized over the period the fees are earned. Communications revenue, which relates primarily to market data fees, is recorded based on actual market share data. Peripheral equipment and market data fees relate to the Company’s purchases of services, which are recognized as re-billed to parties with trading privileges on the PCX.

Income Taxes—The Company and its subsidiaries file consolidated federal income and combined state franchise tax returns. The Company accounts for income taxes using the asset and liability method whereby deferred taxes are provided for temporary differences in the recognition of items for tax and financial reporting purposes and are adjusted for tax rate and other changes in the tax law as they are enacted.

Investment in Archipelago—During 2004, the Company was required to change the accounting method for its investment in Archipelago from the equity method of accounting in accordance with the requirements of APB 18, The Equity Method of Accounting for Investments in Common Stock, (“APB 18”) to a fair value based method as prescribed by SFAS 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”) because of underlying changes in the investment. The Company previously utilized the equity method of accounting because Archipelago was a Limited Liability Company (“LLC”) pass through entity similar to a partnership where income and loss flows through to the underlying members. This accounting is consistent with the guidance prescribed in EITF D-46, Accounting for Limited Partnership Investments. On August 11, 2004, Archipelago became a C Corporation and a publicly traded enterprise and thus no longer was a pass through entity. On the date of Archipelago’s conversion, the Company ceased equity accounting and began accounting for its 4.6 percent investment in Archipelago as an Available-for-Sale (“AFS”) equity security. AFS securities are recorded at market value on the balance sheet with changes in the securities market value recorded as a component of other comprehensive income (net of tax) in the Statement of Changes in Members’ and Stockholders’ Equity. In accordance with APB 18, the Company’s carrying value on the date the Archipelago investment became readily marketable remained and became the cost basis for measuring changes in fair value.

Stock-Based Compensation—During 2004, in connection with the PCX’s demutualization, the Company adopted a stock-based compensation plan for certain officers, employees and consultants of the Company. In connection with these stock grants, the Company adopted SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”). In accordance with the requirements of SFAS 123, the Company calculated fair value based on the minimum value approach permitted for non-public companies which requires the use of an option pricing model to value option grants utilizing zero for the volatility measure. This minimum value is calculated at the grant date of the awards and amortized over the vesting period.

Recently Issued Accounting Standards—In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). This statement replaces SFAS 123, Accounting for Stock Based Compensation and requires the costs of all share-based payments to be recognized as expense in the statement of operations. The Company is required to adopt this statement on January 1, 2006. In accordance with the transition requirements of SFAS 123R, the Company is required to adopt this Statement prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Under SFAS 123R, the Company will no longer be permitted to apply the minimum value approach to future grants. The Company cannot estimate the impact of such adoption as it will only apply on a prospective basis to future awards upon adoption.

2.                      INVESTMENT IN ARCHIPELAGO

As described in Note 1, the PCX was required to change the accounting method for its investment in Archipelago from the equity method of accounting in accordance with the requirements of APB 18 to a fair value based method as prescribed by SFAS 115. The gross market value of the Company’s investment in Archipelago as of December 31, 2004 was $34.5 million, and the gross unrealized gain was $18.6 million ($11.2 million net of tax). This gain, net of tax, is reflected as a component of other comprehensive income in the Statement of Changes in Members’ and Stockholders’ Equity. There were no sales of Archipelago stock during 2004. See below for purchases and sales that occurred in the prior year.

Archipelago Transaction—On July 12, 2000 the PCX entered into an agreement with Archipelago to create the Archipelago Exchange, which, as of March 21, 2002, began to operate the activities of the equities exchange formerly conducted by PCXE.

Pursuant to this agreement, PCX received total consideration of $90.9 million including a non-refundable cash payment of $40.0 million and an equity interest in Archipelago (7,889,822 Class A shares) with an estimated fair value of approximately $50.9 million as of July 2000. The agreement required PCX to transfer to Archipelago certain warrants to acquire shares of common stock of Optimark Holdings, Inc. and certain intangible property of PCXE, including the rights to certain future revenues comprised primarily of transaction fees, market data fees, and listing fees. PCX executed a non-compete agreement with respect to the activities performed by the equities business segment, and is providing certain regulatory oversight services to Archipelago in return for regular payments as negotiated between the parties. The $90.9 million of consideration was recorded as deferred revenue and recognized to income as described below.

With respect to the $40.0 million cash payment, $25.0 million was designated for the purpose of restructuring PCXE to facilitate the Archipelago Exchange business model, and to support the self-regulatory functions of PCX. The PCX spent and recognized $22.9 million as a reimbursement of restructuring cost incurred through 2002. The remaining amount of $2.1 million is included in deferred revenue and is being amortized over the estimated life of the Archipelago agreement with the remaining deferred revenue. Restructuring costs include expenses relating to employee benefits including severance and termination benefits, the elimination and reduction of service lines, consolidation or relocation of facilities, new systems development or acquisition, losses on asset impairments and disposals, and losses from operations of the equities trading business of PCXE after the consummation date of the contract.

The remaining unrecognized balance of $30.6 million has been included in current and non-current deferred revenues as of December 31, 2004 (See Note 8). This deferred revenue is being recognized over 5 years, the estimated life of the agreement with Archipelago. This estimated life began on March 21, 2002, the date that Archipelago became a facility of the Exchange. During the year ended December 31, 2004, the PCX recognized as revenue $13.6 million of such deferred revenues.

In connection with the agreement between Archipelago and the PCX, Archipelago has agreed to reimburse the PCX for costs incurred in its regulatory oversight duties plus a profit margin. Per the agreement, this amount is reduced by a portion of regulatory and registration fee revenue that the PCX receives from the National Association of Security Dealers. For the year ended December 31, 2004, the PCX recognized $2.8 million of revenue representing this net amount. This revenue is included in Archipelago revenue—regulatory oversight. The expenses associated with regulation are included in general and administrative expenses.

Archipelago Summary Financial Information—The following is a summary of the members’ equity and net income for the period ended August 11, 2004 (in thousands):

Archipelago’s members’ equity as of August 11	$329,205

Archipelago’s net income for January 1 to August 11	$50,525

PCX’s share of Archipelago’s members’ equity as of August 11	$14,977

PCX’s equity in Archipelago’s net income from January 1 to August 11	$2,299

PCX’s Equity in Net Income of Archipelago—As of August 11, 2004, Archipelago Holdings, LLC converted from a LLC to a corporation, Archipelago Holdings, Inc. and PCX began to recognize its investment in Archipelago under SFAS 115 Accounting for Certain Investments in Debt and Equity Securities instead of the equity method (see Note 1).

Archipelago Cash Distribution—On August 10, 2004, Archipelago made a cash distribution to its members prior to their IPO. The PCX received $1.0 million and recorded this cash receipt as a reduction of the investment carrying value of Archipelago, as required by the equity method of accounting.

3.                      INVESTMENT IN AFFILIATES

The Options Clearing Corporation—PCX accounts for its 20 percent investment in the Options Clearing Corporation (“OCC”) using the cost method since the shares are subject to certain restrictions and management of PCX does not exercise significant influence over the operations of the OCC. The carrying value of the investment in OCC for the year ended December 31, 2004 was $333 thousand.

PCX collects transaction and other fee revenues through the OCC from parties with trading privileges on the PCX who have a membership in OCC. The PCX collected transaction and other fee revenues of $33.2 million for the year ended December 31, 2004 by drawing on accounts at OCC of parties with trading privileges at PCX. The PCX had receivables from OTP Holders of $3.4 million as of December 31, 2004, collected through OCC, which is included in OTP Receivables.

4.                      ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock option grants to employees and consultants in accordance with SFAS No. 123 Accounting for Stock-Based Compensation. The Company has one stock incentive plan (the ”Plan”), implemented in 2004, effective with the demutualization of the PCX. The compensation cost that was charged against the Plan for the year was $745 thousand. The total income tax benefit recognized in the income statement for stock-based compensation arrangements was $305 thousand.

The Plan permits the grant of share options and shares to employees and non-employees of up to 81,000 shares of common stock, which were all granted in 2004. Options awards granted have an exercise price determined by the Company, and vest either immediately or over a three-year period. Restricted stock awards also vest either immediately or over a three-year period. Option and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award was estimated on the date of the grant using the Black-Scholes options pricing model with the assumptions noted in the following table. Expected volatility for employees is assumed to be zero, and for non-employees is based on other comparable companies. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.

Weighted Average

Dividend Yield	0%
Expected Volatility - Non-employee awards	50%
Expected Volatility - Employee awards	0%
Risk-free interest rate	3.2%
Expected life (in years)	3.9

A summary of 2004 options activity follows:

	Number of Options	Weighted Average Exercise Price

Outstanding at January 1, 2004	—	—
Granted	62,170	$23.75
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2004	62,170	$23.75

Options outstanding and exercisable are as follows:

	Options Outstanding on December 31, 2004
		Weighted Average
	Number	Remaining Contractual
Exercise Price	of Options	Life (in years)

$20.00	42,725	9.5
$32.00	19,445	9.7

	Options Exercisable on December 31, 2004
		Weighted Average
	Number	Remaining Contractual
Exercise Price	of Options	Life (in years)

$20.00	21,363	9.5

The weighted average exercise price for options exercisable on December 31, 2004 is the same as the exercise price. No options are available for future grants as of December 31, 2004. The weighted-average fair value of options granted during the year was $13.74.

Restricted stock information for 2004 is as follows:

Average fair value of awarded shares	$35.08
Restricted stock amortization	$299 thousand

A summary of 2004 restricted stock award activity follows:

Number of Shares

Outstanding at January 1, 2004	—
Granted	19,080
Cancelled	(250)

Outstanding at December 31, 2004	18,830

Vested—end of year	6,538

As of December 31, 2004, there were $361 thousand and $408 thousand of total unrecognized compensation costs related to non-vested restricted stock awards and stock options, respectively, under the Plan.

The Company has a policy of issuing new shares to satisfy share option exercises or restricted stock grants, and has no plans to repurchase shares on the open market in 2005.

5.                      DEPOSITS

As of December 31, 2004, the PCX had approximately $1.1 million on deposit with Depository Trust and Clearing Corporation (“DTCC”), which represents the aggregate DTCC Clearing Fund contribution required of PCC as the sponsoring member for Archipelago. Archipelago has deposited approximately $1.1 million with the PCX as of December 31, 2004 related to the DTCC deposit.

6.                      PROPERTY AND EQUIPMENT

As of December 31, 2004, equipment, furniture, internally developed software, and leasehold improvements were as follows (in thousands):

Equipment and furniture	$45,612
Internally developed software	27,717
Leasehold improvements	24,141
Less: accumulated depreciation and amortization	(68,492)

Property and equipment—net	$28,978

Total depreciation and amortization expense was approximately $13.0 million for the year ended December 31, 2004.

The Company capitalized certain costs incurred for purchasing or developing software for internal use and is amortizing these capitalized costs over the software’s estimated useful life. The internal use software costs capitalized were approximately $4.4 million for the year ended December 31, 2004.

7.                      OTP RECEIVABLES AND OTP FUNDS PAYABLE TO OTHERS

OTP receivables include transaction and other fee revenues and marketing charges program funds. OTP funds payable to others include marketing funds held by the PCX for payment under the PCX’s marketing charges program.

The PCX has a marketing program to improve its market position. In connection with this program, the PCX collects marketing funds from OTP Holders and remits such funds to participating order flow providers who execute options trading at the PCX. These marketing funds are not recognized as revenue by PCX. At December 31, 2004, included in OTP receivables are approximately $1.2 million, respectively, related to this program. At December 31, 2004, included in OTP funds payable to others are approximately $1.4 million related to this program.

8.                      DEFERRED REVENUES

Deferred revenues include amounts related to Archipelago (see Note 2) and registered representative        fees. Deferred registered representative fees represent an annual fee collected based on registered representatives and registered options principals of firms with trading privileges at PCX. Registration is administered by the National Association of Securities Dealers (“NASD”). The NASD remits the renewal fees that it receives to the Company, and the Company amortizes the balance over the upcoming fiscal year.

As of December 31, 2004, deferred revenues were as follows (in thousands):

Current:
Archipelago	$13,620
Registered Representative Fees	8,407
Total current	22,027

Non-current, Archipelago	17,026

Total deferred revenues	$39,053

9.                      RELATED PARTIES

As of December 31, 2004, the PCX had a receivable from Archipelago of $6.4 million, representing SEC fees charged to customers of the Archipelago Exchange based on the market value of securities traded. These fees are assessed to customers under Section 31 of the Securities and Exchange Act of 1934 and recover the costs incurred by the SEC for supervising and regulating the securities markets and securities professionals. These fees are payable to the SEC in September and March of each year.

The PCX is a member of the Consolidated Tape Association (the “CTA”) and the Consolidated Quotation System (the “CQS”), which gather and format quotes and trade data from equities exchanges and disseminate those quotes and trade information to market information vendors. CTA collects and manages two classes of data: Tape A, a consolidation of quote and trade information for securities listed on the NYSE, and Tape B, for securities listed on the AMEX. PCX is also a member of the Options Pricing Reporting Authority (“OPRA”). OPRA consolidates reports of completed options transactions and quotations to buy or sell options for all of the U.S. options exchanges and disseminates that consolidated information to market information vendors. Market information vendors, in turn, sell market information to brokerage and other financial services firms. Net proceeds from the sale of data are distributed among the exchanges based on their market share of trades. All proceeds collected from Tape A and Tape B were passed-through to Archipelago.

The governing committees of CTA and OPRA set rates for market data. Each participant exchange has a representative on each committee. Changes to market data fees must be approved by a unanimous vote of the participating exchanges.

Communications revenue recognized by the PCX relating to its arrangement with OPRA for the year ended December 31, 2004 was $3.8 million.

Communication and other receivables at December 31, 2004 included $0.9 million due from OPRA.

Archipelago receives certain revenues, including revenues related to CTA and CQS that were generated by Archipelago’s trading under PCX’s regulatory auspices. As of December 31, 2004, PCX owed Archipelago $127 thousand for certain listing and other revenues PCX collects on behalf of Archipelago. These amounts are included in Accounts Payable and Accrued Liabilities. Additionally, the Company had a receivable from Archipelago for regulatory oversight of $707 thousand as of December 31, 2004.

10.               INCOME TAXES

The provision for income taxes for the year ended December 31, 2004 consisted of the following (in thousands):

Current:
Federal	$(1,012)
State	25

Total current	(987)

Deferred:
Federal	1,525
State	489

Total deferred	2,014

Total	$1,027

The Company generated a federal net operating loss of $9.5 million for the year ended December 31, 2004. The 2004 net operating loss will be carried forward to future years. Additionally, the Company generated a California net operating loss of $5.2 million during the year ended December 31, 2004, which will be carried forward to offset future California taxable income.

The current and non-current deferred income tax assets and liabilities are composed of the following at December 31, 2004 (in thousands):

Current deferred tax assets:
Deferred Archipelago revenue	$5,426
Employee compensation and benefits	229
Accrued expenses and other	371

Total current deferred tax assets	6,026

Non-current deferred tax assets:
Deferred Archipelago revenue	6,788
Depreciation and amortization	9,386
Legal settlements	798
Net operating loss carried forward	7,656
Accrued expenses/other	129

Total non-current deferred tax assets	24,757

Total deferred tax assets	30,783

Non-current deferred tax liabilities:
Investment in Archipelago	14,031
Software development costs	11,044
Other	168

Total non-current deferred tax liabilities	25,243

Total deferred tax liabilities	25,243

Net deferred tax asset	$5,540

During 2004, the Company recorded an unrealized gain of $18.6 million on its investment in the common stock of Archipelago as a component of other comprehensive income in the Statement of Changes in Members’ and Shareholders’ Equity. This unrealized gain was recorded in other comprehensive income net of deferred taxes of $7.4 million.

At December 31, 2004, there was no valuation allowance recorded against any of the deferred tax assets based on management’s belief that it is more likely than not that these assets will be realized.

For the year ended December 31, 2004, the differences between the expense provision for income taxes at the U.S. statutory rate and the Company’s effective rate were as follows (in thousands):

Expense at statutory federal rate	$470

State income taxes, net of federal tax benefit	129
Permanent non-deductible items	285
Other	143

Provision for income taxes	$1,027

11.               EMPLOYEE BENEFIT PLANS

Defined Contribution Plan—The PCX sponsors the PCX 401(k) Savings and Exchange-Funded Retirement Plan (the “Plan”). The Plan is a defined contribution plan under Section 401 of the Internal Revenue Code (“IRS”), and is intended to constitute two separate plans, a qualified profit sharing plan, which includes a qualified cash or deferred arrangement and a qualified money purchase plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Participants may contribute up to 55 percent of their compensation, as defined, subject to IRS limitations. The PCX matches 50 percent of each eligible participant’s 401(k) contributions not to exceed 4 percent of the participant’s compensation. The PCX makes additional contributions based on eligible compensation, as defined. Each participant’s account is credited with the participant’s contribution, allocation of Plan earnings, and PCX contributions. Both employee contributions and matching contributions are vested when contributed.

Contributions to the Plan were approximately $1.8 million for the year ended December 31, 2004.

Supplemental Executive Employees’ Retirement Plan—The Company maintains a nonqualified, unfunded Supplemental Executive Employees Retirement Plan (the “Supplemental Plan”) to provide benefits for employees who have been impacted by statutory limits under the provisions of the Defined Contribution Plan. Contribution liabilities under the Supplemental Plan are determined by subtracting the limited statutory contribution made by the Company on behalf of such employees from a pre-determined amount, which is adjusted for inflation each year. Contributions are vested immediately. These amounts are payable when a participant ceases to be an employee and are payable in a lump sum no later than 30 days after the participant receives a distribution under the Defined Contribution Plan. A participant may elect to receive payments of these benefits in the form of periodic cash installments, subject to the Company’s consent. The Supplemental Plan may be amended, suspended or terminated at any time and for any reason by the Company; however, any change in the status of the Supplemental Plan will not affect amounts already credited to eligible participants.

The liability for the Supplemental Plan as of December 31, 2004 was $187 thousand, which was included in accounts payable and accrued liabilities. During the year ended December 31, 2004, the Company recorded a $63 thousand expense in relation to the Supplemental Plan, which was included in compensation and other employee expenses.

12.               EMPLOYMENT AGREEMENT

On June 7, 1999, PCX entered into an employment agreement with its Chairman and Chief Executive Officer (“CEO”), which renews automatically each year unless notice is given. The agreement provides for a minimum guaranteed annual base salary and minimum annual bonus amounts for the term of the agreement. The CEO is entitled to an additional annual incentive bonus based upon the achievement of certain objectives approved by the Board of Directors. The minimum annual bonus is a fixed dollar amount.

13.               MEMBERSHIP REPURCHASES

On May 25, 2000, the Board authorized the Executive Committee of the Board of Governors to effect the purchase of up to ten membership seats from the PCX seat market. Since the inception of the repurchase plan, the PCX has repurchased ten memberships for total consideration of approximately $1.2 million. Upon demutualization, these memberships converted to treasury shares.

14.               CONCENTRATION OF CREDIT RISK

Cash and Cash Equivalents—At December 31, 2004, all short-term investments purchased under agreements to resell (“resale agreements”) were purchased through one agent. The resale agreements generally mature within 5 days and are collateralized by U.S. Treasury and other fixed income securities. These collateral securities are held in the custody of the agent and are segregated daily, accomplished by appropriate identification on the books and records of the agent, reducing the risk that the Company would become a general creditor of the agent. Moreover, it is the Company’s current policy to obtain securities with a market value at or in excess of the resale price in order to collateralize the agreements. The Company held $11.8 million of such resale agreements as of December 31, 2004, and has included such amounts in cash and cash equivalents due to their short-term maturity.

Archipelago—As discussed in Note 9, the PCX had receivables from Archipelago of $6.4 million as of December 31, 2004. These fees are received from Archipelago every September and March and are in turn remitted to the SEC. The PCX manages this credit risk by requiring periodic payments from Archipelago that are deposited into a restricted cash account and by monitoring the financial position, liquidity, and business of Archipelago.

15.               COMMITMENTS AND CONTINGENCIES

Legal—Many aspects of the securities industry, generally, and the business of PCX, specifically, involve substantial risk of liability. In recent years, there has been an increase in litigation and arbitration involving equities and options exchanges in the United States. Such exchanges are exposed to substantial liability under federal and state securities and other laws. PCX is, from time to time, involved in proceedings with, and investigations by, governmental agencies.

PCX has been involved in lawsuits and investigations relating to the options listing practices of national exchanges in the United States. On September 6, 2000, PCX entered into a settlement with the SEC, without admitting or denying the findings, relating to the alleged failure to properly enforce its rules, in violation of Section 19(g) of the Securities Exchange Act of 1934 (“Exchange Act”). On September 11, 2000, the SEC issued an Order Instituting Public Administrative Proceedings, Making Findings and Imposing Remedial Sanctions (“SEC Order”).

Pursuant to the SEC Order, the nation’s four largest options exchanges, including PCX, were censured and mandated to comply with certain undertakings that significantly amend its reporting and regulatory obligations.

The PCX also reached a settlement, which became a final judgment on December 6, 2000, with the United States Department of Justice (“DOJ”) in a dispute based on the same set of alleged facts underlying the SEC matter, namely the options listing practices of the national options exchanges, including PCX. Through the settlement, PCX made no payment of any fine or other direct monetary penalty but agreed not to engage in certain anti-competitive practices. PCX has implemented an antitrust compliance program. In addition, DOJ has the right to inspect the PCX for ten years from the date of the Order for compliance with the terms of the settlement. During this ten-year period, PCX will submit reports regarding its listing decisions and its enforcement efforts against anticompetitive harassment.

On May 4, 2000, PCX entered into a proposed settlement in a civil class action filed in the United States District Court for the Southern District of New York, which was based on substantially the same alleged facts as the SEC and DOJ actions discussed above. Without admitting any of the material allegations of the complaint, PCX agreed to refrain from certain anticompetitive conduct relating to its options listing practices. In addition, PCX agreed to pay an amount not to exceed $4.5 million dollars to fully resolve this class action lawsuit, with $1.0 million of that amount having been paid in May 2000. As a result, an expense of $4.5 million and a remaining liability of $3.5 million were recorded in 2000. Under the terms of the proposed settlement, the remaining payments were to be made in three installments, the first two payments totaling $2.0 million becoming due three days and 63 days after the PCX receives notice of the Court’s entry of an order preliminarily approving the class action settlement. The final payment of $1.5 million would be due on the third business day after PCX receives notice of the Court’s entry of judgment finally approving the settlement of the class action. The proposed settlement provides that PCX will receive a return of 50 percent of its contributions to the settlement fund, less certain expenses, in the event that the claims against the exchange defendants are dismissed, and such dismissal is no longer subject to appeal. In addition, in the event that no preliminary or final court approval of the class action settlement in accordance with the terms of the settlement agreement is obtained, no further payments are due from PCX.

On January 9, 2003, the United States Court of Appeals for the Second Circuit affirmed the District Court’s grant of summary judgment for the defendants dismissing plaintiffs’ claims in their entirety, but vacated the District Court’s order refusing to entertain approval of the settlements.

On February 10, 2003, the class plaintiffs filed a petition for rehearing by the entire Second Circuit Court. This petition was denied and plaintiffs had until June 12, 2003, to file a petition to certify with the U.S. Supreme Court. This deadline has passed without the filing of such petition. In September 2003, the PCX received a check for $482 thousand representing the return of 50 percent of its contributions to date, less certain expenses. On February 11, 2004, plaintiffs moved the court for approval of the proposed settlement, which PCX subsequently opposed. The court has not ruled on plaintiff’s motion to approve the settlement. It is too early to determine the ultimate liability, if any; however, in view of the finality of the dismissal, the accrued liability has been reduced by 50 percent. Accordingly, expenses for the period ended December 31, 2003, have been reduced by $2.25 million, and the accrued liability related to the unpaid settlement amount has been reduced to $1.75 million.

In July 2002, the State of California implemented new arbitrator disclosure requirements. The State also enacted legislation that became effective January 1, 2003, that places additional restrictions on arbitrations held in the State. PCX believes that because the SEC oversees its arbitration program, these State requirements do not apply to PCX’s arbitration program. PCX made some rule filings with the SEC, requiring PCX members to waive the arbitrator disclosure requirements and certain other State requirements if the nonmember party to an arbitration does so. Whether or not the new State requirements will ultimately be found to apply to PCX’s arbitration program, and whether any parties will challenge in court the waiver agreements that PCX has instituted, is still uncertain. There have been instances in which parties to arbitrations before other self-regulatory organizations in the State have filed lawsuits relating to those arbitrations. One lawsuit was filed by a party to an arbitration before PCX against the member/respondent in that arbitration and PCX. The plaintiff requested declaratory relief against PCX. In that suit, the court ruled that the plaintiff must pursue its claim through the arbitration process that had already commenced. At least one District Court has ruled that the State Arbitrator disclosure requirements do not apply to arbitration programs operated by self-regulatory organizations, such as the PCX. PCX does not know the extent to which it may become involved in other such lawsuits in the future.

In October of 2003, the PCX was named as a defendant in the case of The Nasdaq Stock Market, Inc. v. Archipelago Holding LLC et al., filed in the United States District Court for the Southern District of New York. The complaint alleges that the Archipelago Exchange, LLC is improperly conducting trades in the exchange-traded fund which is identified by the symbol “QQQ,” which fund tracks the performance of the 100 largest non-financial companies whose shares are quoted on the Nasdaq Stock Market. The complaint alleges various legal theories, including improper use of trademarks, unfair competition, misappropriation of intellectual property and unjust enrichment. The complaint seeks injunctive relief and an unspecified amount of damages, and names Archipelago Holdings, LLC, Pacific Exchange, Inc. and PCX Equities as defendants. On September 15, 2004, the court partially granted and partially denied defendants’ motion to dismiss, dismissing all claims other than the one alleging improper use of trademarks. On November 12, 2003, Nasdaq filed a motion to amend the complaint, attempting to revive the dismissed claims. PCX, PCX Equities and Archipelago Holdings have filed opposition documents to the motion to amend, which is currently being considered by the court. On May 13, 2005 the judge issued an order staying all proceedings for nine months pending the Archipelago/NYSE transaction (see Note 16). Although Archipelago Holdings provided PCX and PCX Equities indemnification in connection with this litigation, in October 2004 Archipelago Holdings informed PCX that the indemnification would be unilaterally terminated as of the date of the judge’s decision on the motion to dismiss. PCX and PCX Equities do not believe that the decision to terminate the indemnification is correct, and will continue to insist that Archipelago Holdings honor its obligation to indemnify. Based on its review of the matter to date and because of the indemnification, management of PCX does not believe that this litigation will result in a material adverse effect on the financial condition, results of operations, or cash flows of PCX.

In January 2004, PCX was named as defendant in the case entitled Last Atlantis Capital LLC et al. v. Chicago Board Options Exchange, Inc. et al., filed in the United States District Court for the Northern District of Illinois. The complaint alleges that the defendants, including four other options exchanges and a number of securities brokers/dealers, engaged in certain actions in violation of the Sherman and Clayton Acts. The complaint also alleges breach of contract and fiduciary duty, violations of the antifraud provisions of the federal securities laws, and common law fraud and fraud under Illinois state law by the defendants. The complaint seeks an injunction and the award of damages including punitive damages and treble damages under the relevant provisions of the federal antitrust laws. PCX filed a motion to dismiss on June 14, 2004, which the court granted on March 20, 2005. Discovery had been stayed pending decision on the motion to dismiss. On April 13, 2005, plaintiffs moved the court for reconsideration of the order granting defendants’ summary judgment, which PCX opposed. On May 9, 2005, the judge granted defendants’ motion in part, allowing defendants until May 29, 2005 to re-plead the securities fraud claims. PCX will continue to vigorously defend against this matter and management of PCX does not believe that this litigation will result in a material adverse effect on the financial condition, results of operations, or cash flows of PCX.

In February 2004, PCX and PCXE were named as defendants in the case entitled Circle T Partners, L.P. et al. v. Nasdaq Stock Market, Inc. et al, filed in the United States District Court for the Southern District of New York. The plaintiffs voluntarily dismissed this action on June 24, 2004 without prejudice.

On January 28, 2005, PCX was named as defendant in the case entitled Bryan Rule v. Chicago Board Options Exchange, Inc. et al., filed in the United States District Court for the Northern District of Illinois. The complaint, which has not yet been served upon PCX, alleges that the defendants, including three other options exchanges and a number of securities brokers/dealers, engaged in certain actions in violation of the Sherman and Clayton Acts. The complaint also alleges breach of contract and fiduciary duty, violations of the antifraud provisions of the federal securities laws, common law fraud and fraud under Illinois state law by the defendants, and tortuous interference with plaintiff’s businesses. The complaint seeks an injunction and the award of damages including punitive damages and treble damages under the relevant provisions of the federal antitrust laws. PCX intends to vigorously defend against this matter and management of PCX does not believe that this litigation will result in a material adverse effect on the financial condition, results of operations, or cash flows of PCX.

The ultimate outcome of the legal proceedings described above and the various other lawsuits, arbitration proceedings, and claims pending against the PCX cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the PCX’s consolidated results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the PCX’s consolidated financial condition, results of operations, or its cash flows. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the PCX’s consolidated financial condition, results of operations, or its cash flows.

Leases—The Company and its subsidiaries lease facilities and equipment under leases expiring at various dates through the year 2009. Certain leases contain renewal and termination options and escalation clauses. The net book values of equipment acquired under capital lease obligations as of December 31, 2004 were approximately $3.3 million.

As of December 31, 2004, minimum lease commitments under various leases were as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31:
2005	$1,713	$3,656
2006	1,456	3,639
2007	584	3,670
2008	—	3,670
2009	—	1,625

Total minimum lease payments	3,753	$16,260

Amount representing interest	345

Present value of future minimum lease payments	3,408

Less current portion of capital lease obligation	1,489

Long-term portion of capital lease obligation	$1,919

Total operating lease rental expense for facilities and equipment was $3.5 million for the year ended December 31, 2004. Amortization of assets under capital leases is included in depreciation and amortization.

Included in accounts payable and accrued expenses at December 31, 2004 is deferred rent revenue of approximately $919 thousand , representing various lease incentives and $1.2 million related to a tenant improvement allowance. Such incentives are being recognized ratably over the term of the lease as a reduction of rental expense.

16.               SUBSEQUENT EVENTS

On January 3, 2005, Archipelago and the Company entered into a definitive agreement under which Archipelago would acquire the Company. Upon completion of the transaction, the Company’s shareholders will receive a combination of cash and stock of Archipelago in exchange for their shares of the Company. Archipelago will pay approximately $50.7 million, or approximately $83.74 per share, subject to possible adjustments, to the Company’s shareholders by issuing 20 percent of the purchase price in registered shares of Archipelago common stock and the remaining 80 percent in cash. Under the terms of the Company’s agreement with Archipelago, the purchase price is to be based on the average closing price of Archipelago common stock for the ten consecutive trading days ending on the last trading day before the announcement of the transaction, except under specific circumstances. The merger is subject to customary conditions, including approval from the United States Securities and Exchange Commission and the shareholders of the Company. There are a number of terms and conditions within the definitive agreement including the ability of the Company to borrow up to $10 million from Archipelago under certain conditions and a restriction on the sale of the Company’s shares in Archipelago.

On April 20, 2005, Archipelago and the New York Stock Exchange announced an agreement to merge in a transaction which would result in the demutualization of the NYSE, with shares of a newly-created holding company for the NYSE and Archipelago being owned by the shareholders of Archipelago and the former seat owners of the NYSE. Under the terms of the Company’s merger agreement with Archipelago, if any person enters into a definitive binding agreement to acquire Archipelago, as is the case for the NYSE/Archipelago transaction, the purchase price for the Company is to be based on the average closing price of Archipelago common stock for the ten consecutive trading days ending on the last trading day before the close of Company’s merger with Archipelago. If the Archipelago/NYSE transaction is completed, Archipelago and the Company would become indirect wholly-owned subsidiaries of the newly-created NYSE holding company. The completion of the Archipelago/NYSE merger is subject to the approval of the seat owners of the NYSE and the shareholders of Archipelago and to various regulatory approvals.

As noted above, the merger of the Company and Archipelago and the merger of Archipelago and the NYSE are subject to both shareholder and regulatory approvals. If these approvals are not obtained, these transactions could be modified, significantly delayed or not occur at all.

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